EXHIBIT 5.1

September 29, 2008	Main +1.206.447.0900 Fax +1.206.447.0849 26866.0027

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to $14,210,526 in aggregate principal amount of 15.5% Convertible Senior Notes due September 29, 2012 (the “B Convertible Notes” or the “Registered Securities”) and 11,189,391 shares of the Company’s common stock underlying the Registered Securities (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-149982) and a prospectus thereunder dated April 23, 2008 and prospectus supplements dated September 15, 2008 and September 26, 2008 (together, the “Prospectus”).

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated September 15, 2008, between the Company and the purchaser party thereto, as amended on September 23, 2008 and September 26, 2008 (as so amended, the “Purchase Agreement”) (ii) the Indenture Agreement, dated September 29, 2008, by and between the Company and U.S. Bank National Association, as Trustee (the “Indenture”), (iii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (iv) a recent Certificate of Existence/Authorization relating to the Company, issued by the Secretary of State of the State of Washington, (v) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, (vi) the form of note for the Registered Securities, and (vii) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Registered Securities and the Shares. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

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Cell Therapeutics, Inc.

September 29, 2008

1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Washington. The Company has all requisite corporate power and the authority to own its properties and conduct its business as described in the Prospectus.

2. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if duly issued upon conversion of the B Convertible Notes pursuant to the terms of the B Convertible Notes (and Indenture), and the countersigning of a certificate or certificates representing the Shares by a duly authorized signatory of the registrar of Common Stock, the Shares will be validly issued, fully paid and non-assessable.

3. Each of the Registered Securities and the Indenture have been duly authorized by all necessary corporate action on the part of the Company, executed and delivered by the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

A. As noted, the enforceability of the Registered Securities and the Indenture is subject to the effect of general principles of equity. As applied to the Registered Securities and the Indenture these principles will require the parties thereto to not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B. The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waivers of the benefits of statutory provisions may be limited on public policy grounds.

C. Provisions of the Registered Securities and the Indenture requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

This opinion is limited to the laws of the States of Washington and New York, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on or shortly after the date hereof for incorporation by reference into the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus Supplements filed September 15, 2008 and September 26, 2008 in connection with the Registration Statement.

Cell Therapeutics, Inc.

September 29, 2008

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Agreement, the Registered Securities or the Shares.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Heller Ehrman LLP